Zones Announces Continuation of Stock Repurchase Program

AUBURN, Wash. (July 28, 2005) Zones, Inc. (the “Company,” “Zones”TM) (Nasdaq: ZONS), a single-source direct marketing reseller of name-brand information technology products, today announced that its Board of Directors has approved a continuation of its stock repurchase program. Under the plan as continued, the Company may repurchase up to $3.0 million in shares of the Company’s common stock over the next twelve months in either open market or private transactions at prevailing market prices. The exact timing and amount of purchases will depend on market prices.

Since August 2004, the Company has repurchased $2.1 million in shares of its common stock.

About Zones, Inc.
Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company’s investor relations information can be accessed online at www.zones.com/IR.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future profitability, sales levels, pressure on margin, account executive hiring, retention and productivity, reliance on vendor relationships, competition, state sales or use tax uncertainties, rapid technological change and inventory obsolescence, dependence on personnel, potential disruption or business and other risks and uncertainties detailed in the Company’s filings with the SEC.

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000